UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 15, 2016

Analogic Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts	01960
(Address of principal executive offices)	Zip Code)

Registrant’s telephone number, including area code: 978-326-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

The compensation committee of our Board of Directors (the “Compensation Committee”) typically approves an annual cash incentive program (“AIP”), a long term equity incentive program (“LTIP”), and related awards each year at its September meeting. AIP awards are granted pursuant to our 2014 Annual Incentive Plan and are based the achievement of annual financial goals approved by the Compensation Committee. LTIP awards are granted pursuant to our Amended and Restated 2009 Stock Incentive Plan and include a performance-based component based on the achievement of long term performance goals, and a time-based component that vests based on the passage of time, according to goals and schedules approved by the Compensation Committee.

On September 15, 2016, the Compensation Committee approved an AIP for the fiscal year ending July 31, 2016 (the “FY17 AIP”) and an LTIP for the period beginning August 1, 2016 and ending July 31, 2019 (the “FY16-19 LTIP”). Each of our executive officers received awards under the FY17 AIP and the FY17-19 LTIP.

On September 15, 2016, the Compensation Committee also approved a new form of award agreement for restricted stock unit awards that vest based on performance. The new award agreement amends the prior award agreement with respect to the vesting date and the implementation of a post-vest holding period for certain awards. The amended award agreement is attached hereto as exhibit 99.1. The foregoing description is qualified in its entirety by reference to the attached form of award agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Form of Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

September 19, 2016	By:	/s/ John J. Fry
Name: John J. Fry
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Form of Award Agreement